Exhibit 99.1
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                                                               [GRAPHIC OMITTED]
                                                                     MAXCOR

FOR IMMEDIATE RELEASE
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                      MAXCOR FINANCIAL GROUP INC. CONFIRMS
                2003 SECOND QUARTER NET INCOME OF $.56 PER SHARE
                ------------------------------------------------

                       Revenues jump 36% to $52.5 million
                       ----------------------------------

    Company anticipates third quarter one-time, pre-tax gain of approximately
     $11 million from expected resolution of 9/11 property insurance claims
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        Initial quarterly cash dividend of $.0625 per share to be paid on
           September 12, 2003 to holders of record on August 29, 2003
           ----------------------------------------------------------


         (New York, New York - August 11, 2003) - Maxcor Financial Group Inc. (Nasdaq: MAXF) today confirmed the previously announced estimate of its second quarter 2003 results. For the period ending June 30, 2003, Maxcor achieved record after-tax net income of $4.54 million, or $.56 per share. The results, a more than doubling of earnings over the comparable 2002 quarter, mark the Company's eleventh consecutive quarter of profitability and bring its total after-tax earnings for the first six months of 2003 to $6.33 million, or $.78 per share.

         By comparison, Maxcor's net income was $2.11 million, or $.25 per share, for Q2 2002, and $3.48 million, or $.42 per share, for the first six months of 2002.

         Revenues for Q2 2003 jumped by 36% to $52.5 million, as compared to $38.5 million in Q2 2002. Commission income comprised $48.1 million of this amount, up 31% from commission income of $36.7 million in Q2 2002. Revenues from principal transactions increased by more than 140%, to $3.8 million (inclusive of an $800,000 gain applied as a reduction to the $5.9 million loss previously recorded during Q1 2003 for the disputed settlement of NTL when-issued equity trades), as compared to $1.6 million in Q2 2002.

         The Company explained that the $800,000 gain was on NTL shares determined no longer to constitute a hedge, based on a legal reassessment of the measure and amount of damages likely to accompany any judgment requiring settlement of NTL when-issued trades on an unadjusted basis. However, the Company continued to caution that the net final loss associated with these disputes, now recorded at $5.1 million (excluding $500,000 to date in legal fees), could be materially higher or lower, based on the ultimate outcome of pending proceedings in New York State Supreme Court and before NASD. No resolution of these proceedings, which are still in their preliminary stages, is likely prior to Q4 2003.

         The Company also noted that it is still negotiating a final settlement with Kemper Insurance Companies in connection with Maxcor's September 11th related property damage claims, and that Q2 2003 results do not include the recognition of any insurance-related proceeds. Maxcor currently expects that resolution of its property claims will be a Q3 2003 event and will result in a one-time gain, on a pre-tax basis, in the neighborhood of $11 million. However, this timing and amount are not yet fully certain.

                               Page 5 of 8 Pages

          As previously announced, Maxcor is preparing to pay its first quarterly cash dividend of $.0625 on September 12, 2003 to holders of record of its common stock on August 29, 2003. In connection therewith, Maxcor has named The Bank of New York as its disbursing agent and is also planning to switch to The Bank of New York as its transfer agent and stock registrar, effective as of August 25, 2003.

         As of June 30, 2003, Maxcor's book value per share had increased to $7.42, up 39% from $5.35 a year ago.

         For a fuller discussion of its 2003 second quarter performance, as well as a more detailed discussion of the NTL trades and their potential financial impact, Maxcor is referring investors to its quarterly report on Form 10-Q for the quarterly period ended June 30, 2003, which will be filed later this week with the Securities and Exchange Commission (www.sec.gov).

         Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the Company's U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in municipal bonds, high-yield and distressed debt, convertible securities and equities. The Company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo.

For further information, please contact:

                  Michelle Jordan (media)
                  714-435-0678 (office)
                  949-632-7848 (cellular)

                  Roger Schwed (Maxcor - New York)
                  646-346-7000 (office)


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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from what we expect. Uncertainties include factors such as: market and economic conditions, including the level of trading volumes in the instruments we broker and interest rate volatilities; the effects of any additional terrorist acts or acts of war and governments' military and other responses to them; the scope of our recoveries from insurers; the success of our technology development and deployment; the status of our relationships with employees, clients, business partners, vendors and clearing firms; possible third-party litigations or regulatory actions against us or other unanticipated contingencies; the scope of our trading gains and losses; the actions of our competitors; and government regulatory changes. Reference is made to the "Cautionary Statements" section of our 2002 Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and we do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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                               Page 6 of 8 Pages

                           MAXCOR FINANCIAL GROUP INC.
                             Selected Financial Data

-----------------------------------------------------------------------------------------
                                                     For the Three       For the Three
                                                     Months Ended        Months Ended
                                                       June 30,            June 30,
                                                         2003                2002
                                                      (unaudited)         (unaudited)

Commission income                                     $48,132,375         $36,704,535

Principal transactions                                $ 3,824,419 (1)     $ 1,585,320

Interest income and other revenues                    $   517,900         $   215,148
                                                      -----------         -----------
     Total revenues:                                  $52,474,694         $38,505,003


Net income                                            $ 4,544,074 (2)     $ 2,109,410 (3)


Basic earnings per share                              $      0.66         $      0.28

Diluted earnings per share                            $      0.56         $      0.25


Weighted average common shares outstanding: basic       6,875,169           7,472,870

Weighted average common shares outstanding: diluted     8,046,794           8,447,869
-----------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------
                                                      For the Six         For the Six
                                                     Months Ended        Months Ended
                                                       June 30,            June 30,
                                                         2003                2002
                                                      (unaudited)         (unaudited)

Commission income                                     $89,281,729         $73,155,644

Principal transactions                                ($ 257,332) (4)     $ 2,444,995

Interest income and other revenues                    $   838,139         $   422,577
                                                      -----------         -----------
     Total revenues:                                  $89,862,536         $76,023,216


Net income                                            $ 6,325,531 (5)     $ 3,476,609 (6)


Basic earnings per share                              $      0.90         $      0.48

Diluted earnings per share                            $      0.78         $      0.42


Weighted average common shares outstanding: basic       7,002,373           7,250,861

Weighted average common shares outstanding: diluted     8,093,482           8,217,732
-----------------------------------------------------------------------------------------

                               Page 7 of 8 Pages

(1) Includes an $800,000 gain applied as a reduction to the $5.9 million loss previously recorded during Q1 2003 related to the disputed settlement of NTL when-issued equity trades. Maxcor breaks out significant unusual, extraordinary or non-operating items from its results as reported under generally accepted accounting principles in order to provide a better picture of its earnings from operations.

(2) Includes a $272,000 gain reflecting the net after-tax effect of the $800,000 gain described in footnote 1 above and additional legal fees incurred of $300,000 related to the disputed settlement of NTL when-issued equity trades.

(3) Reflects a positive net income effect of $46,000 from the net effect during the quarter of (i) $186,000 in September 11th related insurance proceeds recognized as revenues ($71,000 after tax and minority interest) and (ii) an additional $366,000 in September 11th related insurance proceeds recognized as an offset to direct expenses of $413,000 associated with the attacks (a net charge of $25,000 after tax).

(4) Includes a net loss of $5.1 million recorded for the disputed settlement of NTL when-issued equity trades.

(5) Includes $3.0 million after-tax loss and costs related to the disputed settlement of NTL when-issued equity trades, consisting of the $5.1 million loss recorded and described in footnote 4 above plus $500,000 in related legal costs incurred through June 30, 2003. Also includes an offsetting extraordinary gain of $3.0 million relating to Maxcor's previously-announced litigation victory in the United Kingdom, which enabled it to acquire 100% ownership of a London subsidiary through the purchase at a discounted price of the minority interest previously held by its former partner.

(6) Reflects a negative net income effect of $208,000 from the net effect during the six-month period of (i) $186,000 in September 11th related insurance proceeds recognized as revenues ($71,000 after tax and minority interest) and (ii) an additional $1,141,000 in September 11th related insurance proceeds recognized as an offset to direct expenses of $1,659,000 associated with the attacks (a net charge of $279,000 after tax).

                               Page 8 of 8 Pages